As filed with the Securities and Exchange Commission on May 5, 2016
Registration No. 333-51126

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S‑8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ALLIANT ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Wisconsin	39-1380265
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4902 North Biltmore Lane Madison, Wisconsin	53718
(Address of principal executive offices)	(Zip Code)

Alliant Energy Corporation Deferred Compensation Plan, as amended and restated
(Full title of the plan)

James H. Gallegos Senior Vice President, General Counsel and Corporate Secretary Alliant Energy Corporation 4902 North Biltmore Lane Madison, Wisconsin 53718 (608) 458-3311	Copy to: Andrew B. Moore Perkins Coie LLP 1201 Third Avenue, Suite 4900 Seattle, Washington 98101-3099 (206) 359-8000
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE
This Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (the “Post-Effective Amendment No. 1”) relates to the Registration Statement on Form S-8 (SEC File No. 333-51126) filed by Alliant Energy Corporation (the “Company”) with the Securities and Exchange Commission (the “SEC”) on December 1, 2000 (as originally filed, the “Registration Statement”) and is being filed to adjust the number of securities covered by the Registration Statement pursuant to Rule 416(b) of the Securities Act of 1933, as amended (the “Securities Act”).
The Registration Statement registered 400,000 shares of common stock of the Company, $.01 par value (the “Common Stock”), and the accompanying common stock purchase rights of the Company (the “Rights”) described in Items 3(d) and 3(e) below and issuable under the Alliant Energy Corporation Deferred Compensation Plan for Directors and the Alliant Energy Key Employee Deferred Compensation Plan. Effective January 1, 2008, nonqualified deferred compensation plans of the Company and its related entities, including the Alliant Energy Corporation Deferred Compensation Plan for Directors and the Alliant Energy Key Employee Deferred Compensation Plan, were merged into the Alliant Energy Corporation Deferred Compensation Plan (the “Deferred Compensation Plan”).
On May 4, 2016 (the “Record Date”), the Company effected a two-for-one split of the Common Stock (the “Stock Split”). The additional shares resulting from the Stock Split will be distributed in book entry form on or about May 19, 2016 to shareowners of record as of the Record Date. The purpose of this Post-Effective Amendment No. 1 is to proportionately increase the number of securities covered by the Registration Statement as a result of the Stock Split. Accordingly, as a result of the Stock Split, the Registration Statement, as amended by this Post-Effective Amendment No. 1, now covers 800,000 shares of Common Stock (and accompanying Rights). The Registration Statement is hereby further amended to reflect that, in accordance with Rule 416(a) of the Securities Act, the number of securities registered shall include such additional securities to be offered or issued from time to time in connection with stock splits, stock dividends or similar transactions.
Except to the extent specified herein, the Registration Statement, as originally filed, is not amended or otherwise affected by this Post-Effective Amendment No. 1.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The following documents filed with the SEC by the Company (SEC File No. 1-9894) are hereby incorporated by reference into this Post-Effective Amendment No. 1 (except for the portions of Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof, and any associated exhibits furnished pursuant to Item 9.01 thereof, or otherwise not filed with the SEC, which are deemed not to be incorporated by reference into this Registration Statement):
(a)    the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed on February 24, 2016, which contains the audited financial statements of the Company for the latest fiscal year for which such statements have been filed;
(b)    the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016, filed on May 5, 2016;
(c)    the description of the Common Stock contained in the Company’s Registration Statement on Form 8-B, dated April 1, 1988, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description; and
(d)     the description of the Rights contained in the Company’s Registration Statement on Form 8-A, dated January 20, 1999, as amended by Amendment No. 1 on Form 8-A/A, dated December 11, 2008, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof (excluding any documents or portions of such documents that are furnished pursuant to Item 2.02 or Item 7.01 of a current report on Form 8-K, and any associated exhibits furnished pursuant to Item 9.01 thereof, or otherwise not filed with the SEC), and prior to the filing of a post-effective amendment that indicates that all the securities offered hereby have been sold or that deregisters the securities offered hereby then remaining unsold, shall also be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.
Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Post-Effective Amendment No. 1.
Item 4.    Description of Securities.
The Registration Statement registered $16,000,000 of deferred compensation obligations in addition to shares of Common Stock (and accompanying Rights) issuable under the Deferred Compensation Plan. Deferred compensation obligations under the Deferred Compensation Plan may be fulfilled in cash or Common Stock of the Company.
The Deferred Compensation Plan permits eligible directors and employees of the Company and its participating affiliates to make an advance election to defer up to 100% of certain compensation in accordance with the terms of the Deferred Compensation Plan. The Deferred Compensation Plan establishes one or more investment accounts for determining the amount of benefits accumulated by participants pursuant to voluntary deferrals and employer contributions. Amounts may be reallocated among investment accounts, subject to rules prescribed by the plan administrator, except that investments in the Company Stock Account are irrevocable.
Amounts deferred to the Company Stock Account will be deemed, for bookkeeping purposes only, to have been invested in whole and fractional shares of Common Stock at the current prices on the dates set by the plan administrator as provided in the Deferred Compensation Plan. A Company Stock Account will be credited with any dividends that would have been paid to the participant if the participant had actually owned the shares on the dividend payment date. Payments from a Company Stock Account will be made only in shares of Common Stock, except that cash may be paid in lieu of a fractional share. Participants with a Company Stock Account will have no rights as a shareholder resulting from the amounts in their account.
Amounts deferred to an Interest Account will be held, for bookkeeping purposes only, and will be credited with interest at an established interest rate set in accordance with the Deferred Compensation Plan.
Participants who have made the maximum allowed contribution to the Company’s 401(k) Savings Plan may receive an additional credit from the Company to the Deferred Compensation Plan in accordance with the plan’s terms.
Distributions from an account under the Deferred Compensation Plan depend on upon a number of factors. In the event of a participant’s separation from service for reasons other than death, payment begins six months after the date of separation from service. In the event of a participant’s death prior to the commencement of installment payments, payment begins within sixty days of death. Payments due to a participant’s termination of service as a result of death or retirement are made in a lump sum or in up to ten annual installments, as elected by the participant. Payments due to a participant’s termination of service for reasons other than death or retirement are made in a lump sum.
The Deferred Compensation Plan is non-qualified and is intended to be unfunded for tax purposes; however, a rabbi trust has been established to assist the Company in meeting obligations under the Deferred Compensation Plan. The assets held in the trust are intended to be used to pay benefits payable under the Deferred Compensation Plan. The assets of the trust are subject to the claims of general creditors of the Company or the respective employer. As a result, benefits under the Deferred Compensation Plan will be unfunded and unsecured obligations of the employer to pay deferred compensation in the future in accordance with the terms of the Deferred Compensation Plan, and will rank equally with other unsecured and unsubordinated indebtedness of the employer from time to time outstanding.

The plan administrator reserves the right to amend or terminate the Deferred Compensation Plan in accordance with its terms, except that no amendment or termination of the Deferred Compensation Plan can alter a participant’s right to receive payment of amounts previously credited to the participant’s account. The Deferred Compensation Plan currently does not have an expiration date.
Item 5.    Interests of Named Experts and Counsel.
None.

Item 6.    Indemnification of Directors and Officers.
Pursuant to the provisions of the Wisconsin Business Corporation Law (“WBCL”) and Article VIII of the Company’s Restated Bylaws, directors and officers of the Company are entitled to mandatory indemnification from the Company against certain liabilities (which may include liabilities under the Securities Act) and expenses (i) to the extent such officers or directors are successful in the defense of a proceeding; and (ii) in proceedings in which the director or officer is not successful in defense thereof, unless it is determined that the director or officer breached or failed to perform his or her duties to the Company and such breach or failure constituted: (a) a willful failure to deal fairly with the Company or its shareowners in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of criminal law unless the director or officer had a reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. Additionally, under the WBCL, directors of the Company are not subject to personal liability to the Company, its shareowners or any person asserting rights on behalf thereof, for certain breaches or failures to perform any duty resulting solely from their status as directors, except in circumstances paralleling those outlined in (a) though (d) above.
The indemnification provided by the WBCL and the Company’s Restated Bylaws is not exclusive of any other rights to which a director or officer of the Company may be entitled. The Company also carries directors’ and officers’ liability insurance.
Item 7.    Exemption from Registration Claimed.
Not applicable.
Item 8.    Exhibits.

Exhibit Number	Description of Document

4.1*
Amended and Restated Rights Agreement, dated as of December 11, 2008, between the Company and Wells Fargo Bank, N.A. (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 8-A/A, dated December 11, 2008 (SEC File No. 1-9894))

5.1+	Opinion of Perkins Coie LLP
23.1+	Consent of Deloitte & Touche LLP, independent registered public accounting firm for the Company
23.2+	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)
24.1+	Power of Attorney (see signature page)
99.1*
Alliant Energy Corporation Deferred Compensation Plan, as amended and restated effective January 1, 2011 (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed December 14, 2010 (SEC File No. 1-9894))

99.2*
Amendment to the Alliant Energy Corporation Deferred Compensation Plan, as amended and restated (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K, filed December 5, 2011 (SEC File No. 1-9894))

+	Filed herewith.

*	Incorporated herein by reference.

Item 9.    Undertakings.
A.    The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(a)    To include any prospectus required by Section 10(a)(3) of the Securities Act;
(b)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and
(c)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B.    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madison, State of Wisconsin, on May 5, 2016.

ALLIANT ENERGY CORPORATION
By: /s/ Patricia L. Kampling Patricia L. Kampling Chief Executive Officer

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints Patricia L. Kampling and James H. Gallegos, or either of them, as his or her attorneys-in-fact, with the power of substitution, for him or her in any and all capacities, to sign any amendments to the Registration Statement or to this Post-Effective Amendment No. 1 to the Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated below on May 5, 2016.

Signature		Title

/s/	Patricia L. Kampling	Chairman and Chief Executive Officer (Principal Executive Officer)
Patricia L. Kampling

/s/	Thomas L. Hanson	Senior Vice President and Chief Financial Officer (Principal Financial Officer)
Thomas L. Hanson

/s/	Robert J. Durian	Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)
Robert J. Durian

/s/	Patrick E. Allen	Director
Patrick E. Allen

/s/	Michael L. Bennett	Director
Michael L. Bennett

/s/	Deborah B. Dunie	Director
Deborah B. Dunie

/s/	Darryl B. Hazel	Director
Darryl B. Hazel

/s/	Singleton B. McAllister	Director
Singleton B. McAllister

/s/	Thomas F. O’Toole	Director
Thomas F. O’Toole

/s/	Dean C. Oestreich	Director
Dean C. Oestreich

/s/	Carol P. Sanders	Director
Carol P. Sanders

/s/	Susan D. Whiting	Director
Susan D. Whiting

EXHIBIT INDEX

Exhibit Number	Description of Document

4.1*
Amended and Restated Rights Agreement, dated as of December 11, 2008, between the Company and Wells Fargo Bank, N.A. (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 8-A/A, dated December 11, 2008 (SEC File No. 1-9894))

5.1+	Opinion of Perkins Coie LLP
23.1+	Consent of Deloitte & Touche LLP, independent registered public accounting firm for the Company
23.2+	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)
24.1+	Power of Attorney (see signature page)
99.1*
Alliant Energy Corporation Deferred Compensation Plan, as amended and restated effective January 1, 2011 (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed December 14, 2010 (SEC File No. 1-9894))

99.2*
Amendment to the Alliant Energy Corporation Deferred Compensation Plan, as amended and restated (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K, filed December 5, 2011 (SEC File No. 1-9894))

+	Filed herewith.

*	Incorporated herein by reference.